Exhibit 5.1

January 29, 2018

Solid Biosciences Inc.

161 First Street, Third Floor

Cambridge, MA 02142

Re:	Solid Biosciences Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to Solid Biosciences Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 5,010,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) under the Solid Biosciences Inc. 2018 Omnibus Incentive Plan (the “Plan”).

We have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper or necessary as a basis for rendering this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Shares will be, when issued and paid for in accordance with the provisions of the Plan and, if applicable, the awards granted thereunder, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP